File No. 70-8507

                           UNITED STATES
                 SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549
        ____________________________________________________

                   POST-EFFECTIVE AMENDMENT NO. 6

                            TO FORM U-1

                    APPLICATION AND DECLARATION

                             UNDER THE

             PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
        ____________________________________________________

                        NORTHEAST UTILITIES
                       174 Brush Hill Avenue
               West Springfield, Massachusetts 01089

                      CHARTER OAK ENERGY, INC.
                    COE DEVELOPMENT CORPORATION
                         107 Selden Street
                       Berlin, CT  06037-1616
             (Name of company filing this statement and
              address of principal executive offices)


                        NORTHEAST UTILITIES
                  (Name of top registered holding
           company parent of each applicant or declarant)

                      Jeffrey C. Miller, Esq.
                     Assistant General Counsel
                NORTHEAST UTILITIES SERVICE COMPANY
                            P.O. Box 270
                  Hartford, Connecticut 06141-0270
              (Name and address of agent for service)

           The Commission is requested to mail copies of all orders, notices and communications to:

   Mark Malaspina, Esq.          William S. Lamb, Esq.
   Charter Oak Energy, Inc.      LeBoeuf, Lamb, Greene & MacRae
   P.O. Box 270                            L.L.P.
   Berlin, CT 06141-0270         125 W. 55th Street
                                 New York, New York  10019-4513

   ITEM 1.



   ITEM 1    DESCRIPTION OF PROPOSED TRANSACTION

             Northeast Utilities, Charter Oak Energy, Inc. and

   COE Development Corporation (collectively, the "Applicants")

   hereby amend their Application/Declaration on Form U-1, as previously amended (File No. 70-8507) by adding the following paragraph to the end of Item I.C.2:

             The Applicants also seek authority for Intermediate

   Companies and Exempt Projects to pay dividends to their parent companies from time to time out of capital or unearned surplus to the extent permitted by applicable corporate law.<F1>

   The Applicants believe that situations may arise where

   Intermediate Companies and/or Exempt Projects will have

   unrestricted cash available for distribution in excess of

   current and retained earnings, such that payment of a dividend by such entities would have to be charged, in whole or in

   part, to capital or unearned surplus.  The Applicants believe that the ability of Intermediate Companies and Exempt Projects to pay dividends to NU system companies out of distributable cash generated by Exempt Projects will benefit the NU system because such dividends could be used to reduce outstanding bank borrowings and/or to fund other system company

   operations.  The Applicants will cause the Intermediate

   Companies and, to the extent reasonably practicable the Exempt

   Projects, to account for dividends paid from capital or

   unearned surplus in a manner consistent with Rule 46.


   ____________________

   <F1> All U.S. jurisdictions and many foreign jurisdictions limit in some manner the authority of corporations to make dividend distributions to shareholders. The Applicants will comply with all such limitations.



   ITEM 2.   FEES, COMMISSIONS AND EXPENSES

             The fees, commissions and expenses of the Applicants

   expected to be paid or incurred, directly or indirectly, in connection with the transactions described herein are

   estimated as follows:

                  Legal fees          $2,000

                  Miscellaneous       $1,000

                       Total          $3,000



   ITEM 3.   APPLICABLE STATUTORY PROVISIONS

             The following sections of the Act, or the rules

   thereunder, are applicable to the transactions described in this Application:  Section 12 and Rule 46.

             To the extent that the transactions described in

   this Application are considered by the Commission to require authorization, approval or exemption under any section of the

   Act or the rules thereunder other than those specifically

   referred to in this Application, the Applicants hereby request such authorization, approval or exemption.



   ITEM 4.   REGULATORY APPROVALS

             No U.S. state or federal regulatory body or agency,

   other than the Commission, has jurisdiction over the

   transactions described herein.



   ITEM 5.   PROCEDURE

             The Commission is respectfully requested to issue

   and publish the requisite notice under Rule 23 with respect to the filing of this Application not later than January 31,

   1997, such notice to specify a date not later than February

   24, 1997, as the date by which comments may be entered and after which an order of the Commission granting and permitting the Application to become effective may be entered by the

   Commission.  A form of such notice is filed herewith as

   Exhibit H.

             The Applicants respectfully request that appropriate

   and timely action be taken by the Commission in this matter.

   No recommended decision by a hearing officer or other

   responsible officer of the Commission is necessary or required in this matter.  The Division of Investment Management of the

   Commission may assist in the preparation of the Commission's decision in this matter.  There should be no thirty-day

   waiting period between the issuance and the effective date of any order issued by the Commission in this matter, and it is respectfully requested that any such order be made effective immediately upon the entry thereof.



   ITEM 6.   EXHIBITS AND FINANCIAL STATEMENTS

             a.   Exhibits

                  F.   Opinion of Counsel (previously filed)

                  H.   Proposed Form of Notice



   ITEM 7.   INFORMATION AS TO ENVIRONMENT EFFECTS

             None of the matters that are the subject of this

   Application involve a "major Federal action" nor do they

   "significantly affect the quality of the human environment" as those terms are used in section 102(2)(C) of the National

   Environmental Policy Act.  None of the transactions that are the subject of this Application will result in changes in the operation of the company that will have an impact on the

   environment.  The Applicants are not aware of any Federal

   agency which has prepared or is preparing an environmental impact statement with respect to the transactions which are the subject of this Application.



                             SIGNATURE



             Pursuant to the requirements of the Public Utility

   Holding Company Act of 1935, the undersigned companies have duly caused this Amendment to be signed on their behalf by the undersigned thereunto duly authorized.



                       NORTHEAST UTILITIES
                       CHARTER OAK ENERGY, INC.
                       COE DEVELOPMENT CORPORATION


                       By:  /s/ William S. Lamb
                            William S. Lamb
                            LeBoeuf, Lamb, Greene & MacRae
                                      L.L.P
                            A Limited Liability Partnership
                            Including Professional Corporations
                            125 W. 55th Street
                            New York, NY  10019-4513

                            Attorney for Northeast Utilities,
                            Charter Oak Energy, Inc. and COE
                            Development Corporation




   Date:  January 27, 1997